Twelve months ended
                                                 March 31,
                                      1999         1998         1997
                                   ----------   ----------   ----------
Net income as reported . . . . .   $3,930,000   $3,189,000   $2,485,000
                                   ==========   ==========   ==========


BASIC:
    Weighted average number of
      common shares outstanding.    3,245,584    3,227,850    3,120,433
                                   ==========   ==========   ==========
  Basic earnings per share. . .         $1.21        $0.99        $0.80
                                   ==========   ==========   ==========

DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding.    3,245,584    3,227,850    3,120,433
    Common stock equivalents
      from options computed on
      the treasury-stock method
      using the average fair
      market value of common
      stock during the period. .      112,869      161,604      158,902
                                   ----------   ----------   ----------
    Shares used in the
      computation. . . . . . . .    3,358,453    3,389,454    3,279,335
                                   ==========   ==========   ==========


 Diluted earnings per share. . .        $1.17        $0.94        $0.76
                                   ==========   ==========   ==========